Exhibit 10.5

AMENDMENT

TO THE

SUPPLEMENTAL NON-QUALIFIED SAVINGS PLAN FOR HIGHLY
COMPENSATED EMPLOYEES OF HONEYWELL INTERNATIONAL INC.

AND ITS SUBSIDIARIES

Effective January 1, 2014, the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries is hereby amended by replacing the first sentence of Section 2 in its entirety with the following sentence:

“Any employee of the Corporation and its participating affiliates who is (i) (A) an Executive level employee, and (B) the Chief Executive Officer of the Corporation or a direct report of the Chief Executive Officer and designated by the Corporation as an ‘officer’ of the Corporation (an ‘Officer’), during the designated election period (the ‘Open Enrollment Period’) that occurs prior to the beginning of the applicable Plan Year (as defined below), or (ii) (A) who is an Executive level employee but not an Officer of the Corporation at any time during the Open Enrollment Period that occurs prior to the beginning of the applicable Plan Year, and (B) whose Base Annual Salary (as defined in Subparagraph 4(a)(i) below) that is paid and posted to the Plan’s electronic recordkeeping system as of the last paydate in September of the Plan Year immediately preceding the applicable Plan Year exceeds the dollar limit for a highly compensated employee for the Plan Year under Section 414(q) of the Code, shall be eligible (an ‘Eligible Employee’) to participate in the Plan (subject to the limitations set forth in the following sentence) and elect deferrals of Base Annual Salary for such Plan Year effective as of the first paydate of such Plan Year that follows the Open Enrollment Period.”